Exhibit 99.1

GigOptix Announces Record Revenue and Operating Results for the Second Quarter of 2009

PALO ALTO, CA (August 12, 2009) GigOptix, Inc. (OTCBB: GGOX), a leading provider of electronic engines for the optically connected digital world, today announced its financial results for the second quarter ended July 5, 2009. The following results reflect the successful execution of GigOptix’s rollup and consolidation over the last twenty-one months. The second quarter of 2009 is the first ever profitable quarter, on a non-GAAP basis, for GigOptix Inc., as well as for its predecessors Lumera Corporation, GigOptix LLC and iTerra Communications.

•	Revenue for the second quarter of 2009 was $4.5 million, an increase of $2.2 million, or 98%, from the same period in 2008, and an increase of $356,000, or 9% from the first quarter of 2009.

•	On a non-GAAP basis, as if Lumera and GigOptix were operating together as of January 1, 2008, revenue for the second quarter of 2009 increased $705,000, or 19%, from the same period in 2008.

•

Gross profit for the second quarter of 2009 was $2.7 million, or 60% of revenue, compared with gross profit of $1.3 million, or 58% of revenue, for the same period in 2008, and gross profit of $2.4 million, or 58% of revenue for the first quarter of 2009.

•

Operating expenses for the second quarter of 2009 totaled $3.3 million, or 74% of revenue, compared to $2.7 million, or 122% of revenue, for the same period in 2008, and $3.8 million, or 92% of revenue for the first quarter of 2009.

•

Net loss for the second quarter of 2009 was $609,000, or 14% of revenue, a decline of 62% compared to $1.6 million, or 71%, of revenue in the same period in 2008, and a decline of 40% compared to $1.0 million, or 25% of revenue in first quarter of 2009.

•

Adjusted consolidated non-GAAP net income for the second quarter of 2009 was $25,000, compared to a non-GAAP net loss of $2.4 million for the same period in 2008, and a non-GAAP loss of $879,000 in the first quarter of 2009.

•

Our cash position as of July 5, 2009, due to extended collection cycles during the quarter, was $2.1 million with a current ratio of 2.8 to 1, and book value totaling $8.5 million or $1.63 per common share, based on 5.2 million outstanding shares.

•	Subsequent to the second quarter end, we have collected $2.0 million of accounts receivable outstanding as of July 5, 2009.

“On the second anniversary of our inception of GigOptix (July 1, 2007) and after eight consecutive quarters of solid revenue growth, we at GigOptix are excited to announce that we have successfully reached a major milestone with our first profitable quarter on a non-GAAP basis,” stated Dr. Avi Katz, Chairman of the Board and Chief Executive Officer of GigOptix. “We have achieved this monumental feat by steadily increasing our revenue with an expanded, world-wide corporate customer base and enhanced product portfolio, at the same time dramatically reducing costs which have further improved our high margins. I am also happy to say that these cost savings were made without wholesale layoffs of vital employees as has been seen often in today’s struggling economy, but rather through diligent focus on our essential activities, smart and effective consolidation of all our merged assets and meaningful contributions from the entire team. I am proud of every member of the GigOptix team, at our sites in Bothell, Zurich and Palo Alto, who have diligently worked together towards this outcome. We will all continue to stay focused and work hard to further increase our market share and profitability, as we continue to deploy our successful rollup and consolidation model. We are delighted to be in a position of delivering meaningful value to our shareholders through responsible fiscal and business execution and thank them for their ever growing support and encouragement during these economically challenging times.”

“I am pleased with all aspects of our financial performance this quarter. Though our cash balance at the end of the second quarter was lower than the previous quarter, it is a reflection of the extended collection of our accounts receivable, which was dictated by some of our major customers and our decision to close our line of credit with Silicon Valley Bank earlier this quarter which required payment of $500,000 within the second quarter,” stated Dawn Casterson, the Chief Accounting Officer and Acting Chief Financial Officer at GigOptix. “Subsequent to the second quarter, we were able to collect over $2 million on these receivables. We remain encouraged by our strong balance sheet which includes no debt and strong book value, and income statement, with improving gross margins that reached 60% in the second quarter of 2009.”

Please refer to the footnotes at the end of this release for reconciliations and information regarding the non-GAAP financial measures used in this press release.

Product Updates

The second quarter of 2009 was eventful in terms of product delivery and development:

•	Moving from sampling to production shipments with the GX3440, a 45Gb/s differential limiting amplifier.

•	Rejuvenation of the iT product family RF products for the defense market with the sampling of two additional new single bias broadband power amplifiers.

•	Demonstration of our low power interconnect technology delivering 8mW/Gb/s for an error-free 10 Gb/s optical links over 100m of multi-mode fiber (MMF).

•

Extension of DARPA research contract for fabricating low driving voltage, broadband Mach-Zehnder (MZ) modulators using Electro-Optic (EO) polymer material for operation at very low temperatures for applications in supercomputers.

•	Acceptance by Airbus Military A400M of D-Lightsys transceiver containing the HX3401, a Transimpedance Amplifier (TIA) and the HXT3101, a VSCEL driver.

•	First sales of the LX8900 and LX8400 EO polymer modulators to commercial, defense and academic customers.

“We are very encouraged by the advances that have been made by GigOptix during the second quarter, in terms of product development, products released to the market and the synergistic relationship between the merged entities,” stated Julie Tipton, Vice President of Marketing of GigOptix. “The release of our LX8900 and LX8400 is the result of the collaborative working methods established with the integration of the teams in Bothell and Palo Alto since the merger of Lumera and GigOptix. The achievement of the HX product line demonstrating such low power consumption levels for a 10G optical link has generated much interest and is due, in part, to the close collaboration between engineers in Zurich and Palo Alto. Similarly our ability to release a complete family of Transimpedance Amplifiers to the market was made possible by combining complimentary skill sets and developing excellent working relationships after the merger of Helix and GigOptix. We are now working on numerous customer design-ins with our GX, HX, iT and LX products. We also added some amazing talent to support our team through the additions to the company’s Advisory Board. It is very satisfying to see that in just two years we have built a company that, as a component supplier to the optical communications industry, cannot be ignored and is now able to expand into additional markets.”

Third Quarter Outlook

•

Already in the third quarter of 2009, GigOptix released a full range of Transimpedance Amplifiers (TIAs) under the GX product family. These TIAs are a direct result of the Helix acquisition in January of 2008, as their development was a result of the close collaboration of expertise between the offices in Zurich and Palo Alto.

•

Recently, GigOptix has also signed a Memorandum of Understanding (MOU) with Pangaea (HK) Ltd., to extend their partnership through the formation of a joint venture company in China. The new organization is intended to support customers in the region with the development of low cost and customized reference designs for GigOptix products.

•	From the Bothell - Palo Alto collaboration in productizing the GigOptix LX Product Line, management expects to see a wider distribution of the LX8400 and LX8900 in the third quarter of 2009.

•

GigOptix has also embarked on a project to sell a significant portion of its sizable patent portfolio, which was identified as part of our intensive cost reduction effort, and were found to be non-contributors to our major stream of business. The Company will retain and protect the important patents and applications identified as most critical for its technology roadmap and platform strategy, but will expunge the unnecessary and monetarily distracting patents and applications that it currently holds.

“With the developments that have already taken place in the third quarter, such as the MOU signing, the TIA release, and the initial sampling of the LX family of 40 and 100Gb/s polymer modulators, we remain optimistic about the future prospects of our business and look forward to continuing the growth and success we have experienced thus far,” concluded Dr. Katz. “As we continue to shape our strategy to conduct business through these tough economic times, we are concentrating on continuous, real-time cash flow management, more so due to the fact that customers have reduced the lead-time of orders to just a few weeks, and stretched out account payable terms, which behooves us to better plan cash management and supply chain management. As always, I want to thank our loyal shareholders and the GigOptix team for their effort and dedication.”

Conference Call

GigOptix will hold its quarterly conference call to discuss the second quarter of 2009 operating results on Wednesday, August 12, 2009 at 4:30 p.m. Eastern Daylight Time (1:30 p.m. PDT).

Conference call and the live audio web cast details:

When: Wednesday, August 12, 2009 at 4:30 p.m. Eastern Daylight Time (1:30 p.m. PDT)

Toll-free: 866-700-7441

International: 617-213-8839

Pass code: 57271652

Live Audio web cast: www.gigoptix.com.

Telephone replay will be available until August 20, 2009 at 7:30 p.m. Eastern Daylight Time (4:30 p.m. PDT)

Toll-free: 888-286-8010

International callers: 617-801-6888

Pass code: 61571545

Web cast will be archived on the Company’s website at www.gigoptix.com.

About GigOptix Inc.

GigOptix is a leading fabless manufacturer of electronic engines for the optically connected digital world. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 120G. For more information, please visit www.GigOptix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the establishment of a joint venture in China, the expectations for a wider sampling of the LX8400 and LX8900 products, and the sale of a portion of the Company’s patent portfolio. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts, and improvement. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to, the Company entering into a definitive agreement for the formation of a joint venture, the success of the TIA release, the expectations of the LX8400 and LX900 products, the successful sale of a portion of the Company’s patent portfolio, trends and fluctuations in the industry; changes in demand and purchasing volume of customers; unpredictability of suppliers; and our ability to attract and retain qualified personnel. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the company’s filings with the SEC, and in the company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

Non-GAAP Financial Measures

These materials include references to non-GAAP revenue and non-GAAP net income (loss), and adjusted consolidated non-GAAP net income (loss). Non-GAAP revenue includes unaudited 2008 and 2007 revenue results for Helix Semiconductor and Lumera Corporation prior to their acquisition by GigOptix. Non-GAAP net income (loss) includes adjustments to add back special items, that include (without limitation): expensed acquired In-Process Research and Development (IPR&D) costs, costs related to the liquidation of the subsidiary in Italy, and gain on sale of assets. Adjusted consolidated non-GAAP net income (loss) adjusts the Company’s non-GAAP net income (loss) for the results of Helix Semiconductor and Lumera Corporation, as if these acquisitions had occurred at the beginning of the third quarter of 2007, and as if a new management team had formed GigOptix LLC on July 1, 2007. A reconciliation of each of these non-GAAP financial measures to the relevant GAAP financial measure is included in the tables below.

GigOptix believes that these non-GAAP financial measures are important indicators of the ongoing operations of its business and provide better comparability between reporting periods and provide a better baseline for analyzing trends in GigOptix’s operations. GigOptix does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. GigOptix believes the disclosure of the effects of these items increases the reader’s understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon GigOptix’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for or superior to the most directly comparable GAAP financial measures. The non-GAAP financial measure supplements, and should be viewed in conjunction with, the GAAP financial measure. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided above.

Investors should review these financial results and business information in conjunction with the more comprehensive information regarding the Company’s results of operations and financial condition included in its second quarter Form 10-Q, which is expected to be filed with the SEC on or before August 19, 2009. An updated Corporate Presentation with visual representation of the financials is now available at www.ir.gigoptix.com under Presentations & Webcasts.

GIGOPTIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 5, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,061	$6,871
Accounts receivable, net	5,130	2,475
Inventories	827	1,019
Prepaid and other current assets	970	1,043

Total current assets	8,988	11,408
Property and equipment, net	789	771
Intangible assets, net	958	1,231
Restricted cash	747	749
Other assets	466	712

Total assets	$11,948	$14,871

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,679	$1,496
Accrued and other current liabilities	1,554	2,472
Line of credit	—	800

Total current liabilities	3,233	4,768
Pension liabilities	168	173
Deferred tax liabilities	59	118

Total liabilities	3,460	5,059

Stockholders’ Equity
Common stock, $0.001 par value	5	5
Additional paid-in capital	68,941	68,576
Accumulated deficit	(60,576)	(58,952)
Accumulated other comprehensive income	118	183

Total stockholders’ equity	8,488	9,812

Total liabilities and stockholders’ equity	$11,948	$14,871

GIGOPTIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amount)

(Unaudited)

	Three months ended				Six months ended
	July 5,		June 27,		July 5,		June 27,
	2009	%	2008	%	2009	%	2008	%
Revenue
Product	$2,963	66.6%	$2,246	100.0%	$5,440	63.7%	$3,929	100.0%
Government contract	1,487	33.4%	—	0.0%	3,103	36.3%	—	0.0%

Total revenue	4,450	100.0%	2,246	100.0%	8,543	100.0%	3,929	100.0%
Cost of revenue
Product	1,075	24.2%	955	42.5%	2,136	25.0%	1,989	50.6%
Government Contract	718	16.1%	—	0.0%	1,398	16.4%	—	0.0%

Total cost of revenue	1,793	40.3%	955	42.5%	3,534	41.4%	1,989	50.6%

Gross profit	2,657	59.7%	1,291	57.5%	5,009	58.6%	1,940	49.4%

Research and development expense	1,165	26.2%	897	39.9%	2,664	31.2%	1,910	48.6%
Selling, general and administrative expense	2,141	48.1%	1,835	81.7%	4,426	51.8%	3,109	79.1%
Acquired in-process research and development	—	0.0%	—	0.0%	—	0.0%	319	8.1%

Total operating expenses	3,306	74.3%	2,732	121.6%	7,090	83.0%	5,338	135.9%

Loss from operations	(649)	-14.6%	(1,441)	-64.2%	(2,081)	-24.4%	(3,398)	-86.5%
Interest income (expense)	(5)	-0.1%	(131)	-5.8%	(2)	0.0%	(209)	-5.3%
Other income (expense)	(8)	-0.2%	(32)	-1.4%	330	3.9%	(198)	-5.0%

Loss before benefit from income taxes	(662)	-14.9%	(1,604)	-71.4%	(1,753)	-20.5%	(3,805)	-96.8%
Benefit from income taxes	53	1.2%	12	0.5%	129	1.5%	105	2.7%

Net loss	$(609)	-13.7%	$(1,592)	-70.9%	$(1,624)	-19.0%	$(3,700)	-94.2%

Net loss per share - basic and diluted	$(0.12)		$(2.14)		$(0.31)		$(4.98)

Weighted average number of shares used in per share calculations - basic and diluted	5,178		743		5,175		743

GIGOPTIX, INC.

RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE

(In thousands)

(Unaudited)

	Quarters Ended
	Sep 30,	Dec 31,	Mar 28,	Jun 27,	Sep 26,	Dec 31,	Apr 5,	July 5,
	2007		2008				2009
GAAP Revenue	$833	$1,103	$1,683	$2,246	$2,622	$3,104	$4,094	$4,450

Pre-acquisition revenue relating to:
Helix Semiconductor	$445	$786	$—	$—	$—	$—	$—	$—
Lumera Corporation	$624	$356	$484	$1,499	$1,565	$1,278	$—	$—

Non-GAAP Revenue	$1,902	$2,245	$2,167	$3,745	$4,187	$4,382	$4,094	$4,450

Use of Non-GAAP Revenue: The tables include pre-acquisition revenue for Helix Semiconductor and for Lumera Corporation for each of the last two quarters of 2007 and for each of the first three quarters of 2008 and September 27 through December 9, 2008.

GIGOPTIX, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS) AND ADJUSTED CONSOLIDATED NON-GAAP NET INCOME (LOSS)

(In thousands)

(Unaudited)

	Quarters Ended
	Sep 30,	Dec 31,	Mar 28,	Jun 27,	Sep 26,	Dec 31,	Apr 5,	July 5,
	2007		2008				2009
GAAP net loss	$(1,087)	$(1,575)	$(2,108)	$(1,591)	$(1,159)	$(2,836)	$(1,015)	$(609)

Special items
Stock based compensation expense	—	72	12	44	50	178	140	222
Liquidation of subsidiary in Italy	—	300	—	—	—	—	—	—
Acquisition -related compensation charge	—	—	175	175	175	175	175	175
Intangible amortization	—	—	143	143	143	183	121	123
Acquired IPR&D	—	—	319	—	—	397	—	—
Merger related expenses	—	—	—	130	—	1,568	—	—
Non recurring severance charge	—	—	—	—	—	—	—	114
Gain on sale of assets	—	—	—	—	—	—	(300)	—

Total special items	—	372	649	492	368	2,501	136	634

Non-GAAP net income (loss)	$(1,087)	$(1,203)	$(1,459)	$(1,099)	$(791)	$(335)	$(879)	$25

Pre-acquisition results relating to
Helix Semiconductor:
GAAP net income	$98	$213	$—	$—	$—	$—	$—	$—

Helix non-GAAP net income	$98	$213	$—	$—	$—	$—	$—	$—

Pre-acquisition results relating to
Lumera Corporation:
GAAP net loss	$(4,831)	$(5,086)	$(6,041)	$(1,686)	$(1,522)	$(2,755)	$—	$—

Stock based compensation expense	584	493	(263)	133	74	94	—	—
Merger related expenses	—	—	893	288	427	953	—	—

Lumera non-GAAP net loss	$(4,247)	$(4,593)	$(5,411)	$(1,265)	$(1,021)	$(1,708)	$—	$—

Adjusted consolidated non-GAAP net income (loss)	$(5,236)	$(5,583)	$(6,870)	$(2,364)	$(1,812)	$(2,043)	$(879)	$25

Use of Non-GAAP Net Income (Loss):

To supplement its consolidated loss from operations in accordance with GAAP, GigOptix uses non-GAAP net income (loss) results which are computed from the most directly comparable GAAP net loss amounts and adjusted with the certain items as shown above and described below.

•	Acquired IPR&D.

Acquired in-process research and development charges relate to projects in process as of the respective acquisition date that have not reached technological feasibility and are immediately expensed.

•	Merger and acquisition-related expenses.

The Company incurred certain expenses related to the acquisition of Helix Semiconductor and the merger of Lumera Corporation, including legal, accounting, and auditing services.

•	Acquisition-related compensation charge.

As a result of the acquisition of Helix Semiconductor, the Company is required to pay compensation expense, which is contingent on the employment retention of certain key employees established in accordance with the terms of the acquisition.

•	Amortization of acquired intangible assets.

Amortization of acquired intangible assets consists of the amortization of assets acquired in the acquisition of Helix Semiconductor and the merger with Lumera Corporation, such as customer relationships, backlog, existing technology, and patents.

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and may be dependent on market forces.

•	Expenses related to the liquidation of our subsidiary in Italy.

The Company liquidated its R&D center in Italy in 2007. Certain charges occurred related to this dissolution, related to employee separation costs and certain professional fees.

•	Non recurring severance charges.

Non recurring employee charge relates to an employee cash settlement beginning upon termination of employment.

•	Gain on sale of assets.

As a part of the merger with Lumera Corporation, the Company acquired assets previously written down to zero book value. In February 2009, the assets were sold for $300,000 in cash. This amount is included in the reconciliation because the nature of the income is outside the Company’s normal business activities.

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